Filed Pursuant to Rule 424(b)(3)
File No. 333-156450
Prospectus Supplement No. 1
(to prospectus dated October 1, 2009)

3,710,825 SHARES

COMMON STOCK

This prospectus supplement supplements information contained in the prospectus dated October 1, 2009, referred to as the “prospectus,” relating to the resale by selling security holders of up to 3,710,825 shares of our common stock, $.0001 par value, issuable upon the exercise of warrants issued in connection with financing transactions.  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The statements contained in this prospectus supplement are deemed to be made throughout the prospectus and shall modify or supersede any conflicting statements contained in the prospectus, in each case to the extent applicable.

Investment in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 4 of the prospectus for a discussion of risks that you should consider prior to investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 12, 2009.

Amendment to Loan Agreement with ComVest

On October 7, 2009, we entered into a letter amendment, referred to as the letter amendment, to the Amended and Restated Revolving Credit Agreement, dated as of August 14, 2009, referred to as the loan agreement, with ComVest Capital, LLC, referred to as ComVest.  The loan agreement provided that our Board of Directors should, on or prior to September 28, 2009, include two members designated by ComVest, each to be placed within separate classes of the Board and each of whom will be unaffiliated with and independent of ComVest.  Pursuant to the letter amendment, the parties agreed to extend our obligation to have such directors serve on the Board until December 27, 2009.